EXHIBIT 99.1

February 19, 2010, Miami Beach, Florida. DIVINE SKIN, INC. (OTCBB: DVKX) a developer and marketer of personal care products under its DS Laboratories, Sigma and other specialty brands, today announced that its common stock has been approved for quotation on the OTC Bulletin Board under the quotation symbol, DVKX. A market maker filed application Form 211 for Divine Skin with the Financial Industry Regulatory Authority (FINRA) and FINRA approved the Form 211 application for Divine Skin’s common stock to be quoted on the OTC Bulletin Board, effective February 19, 2010.

Commenting on the quotation of Divine Skin’s common stock on the OTC Bulletin Board, Daniel Khesin, the Company’s CEO, stated, “We are excited to announce to our shareholders the company’s common stock has been approved for quotation on the OTC Bulletin Board. As a fully audited, publicly traded company, we will continue to focus relentlessly on our core principles of delivering breakthrough performance products. We believe the quotation of Divine Skin’s common stock on the OTC Bulletin Board will help to increase Divine Skin’s brand awareness, visibility and standing in the financial community, and create a market for the trading of Divine Skin’s common stock. We believe all of these factors combined will further increase our growth and help us continue to deliver solutions that make a meaningful difference in the lives of our customers.”

ABOUT DIVINE SKIN, INC.

Divine Skin, Inc. is engaged in the development, marketing, and distribution of high performance products that encompass the personal care landscape. Through its distribution network, Divine Skin’s products are sold in over 20 countries. Management believes Divine Skin has established itself as a leader in certain categories of topical therapy for personal care applications, including hair loss. The core of the company’s business model is the aggressive pursuit of innovation and technology. The company currently distributes its DS Laboratories, Polaris and Sigma branded products through a network of specialty retailers, online stores, spas/salons, medical professionals, and wholesalers. The products within these brands contain proprietary technologies that utilize special encapsulation techniques for improved bioavailability and comprehensive formulations that have a wide spectrum of activity against common skin conditions. Examples of Divine Skin’s brands can be found on the following websites: www.dslaboratories.com, www.sigmaskin.com, and www.polarisresearch.co.uk.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally, words such as “seek”, “intend”, “believe”, “plan”, “estimate”, “expect”, “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the impact of competition, future economic conditions, the acceptance of our current and future products in U.S. and overseas markets, and regulatory issues, if any. Further information on Divine Skin’s risk factors is contained in its filings with the Securities and Exchange Commission, including its Form 10 Registration Statement, as amended. Divine Skin does not undertake any duty nor does it intend to update the results of these forward-looking statements.